Exhibit 10.4.9

SUPPLEMENTAL AGREEMENT BETWEEN
ARIZONA PUBLIC SERVICE COMPANY AND RANDALL K. EDINGTON
This Supplemental Agreement (the “Agreement”) is entered into by and between Arizona Public Service Company (the “Company”) and Randall K. Edington (“Executive”).
1.Background. The Company previously entered into a Supplemental Agreement dated December 26, 2008 (the “2008 Agreement”) with Executive and that 2008 Agreement was supplemented on June 20, 2012 (the “Supplemental Agreement”). The purpose of this Agreement is to provide additional supplemental benefits to Executive as described below.
2.    Effective Date. Except as otherwise noted below, this Agreement shall be effective as of the date on which it is executed.
3.    Salary Increases. Effective as of September 30, 2014, Executive’s base salary shall be increased to $1,000,000. Effective as of January 1, 2015, Executive’s base salary shall be increased to $1,050,000, and effective as of January 1, 2016, Executive’s base salary shall be increased to $1,100,000.
4.    Supplemental Pension Benefit. In addition to the pension benefit set forth in the 2008 Agreement, as increased by the Supplemental Agreement, if Executive is actively employed by the Company on June 30, 2016, the supplemental pension benefit amount calculated in accordance with Section 4 of the Supplemental Agreement shall be increased by an amount equal to 5% of the benefit that would have otherwise been payable.
5.    Supplemental Deferred Compensation Arrangement. The Company shall provide Executive with a deferred compensation benefit that will be credited in four installments to accounts established for the benefit of Executive and will vest in accordance with the terms and conditions described in the attached Exhibit A.
6.    Annual Incentive Target. In addition to the Executive’s previously approved award opportunity target under the Company’s 2014 Annual Incentive Award Plan for Palo Verde Employees (“2014 Palo Verde Incentive Plan”) (50% of base salary), the Executive shall be granted an additional supplemental incentive award opportunity target of 15% of his base salary for a total award opportunity target of 65% of the Executive’s base salary under the 2014 Palo Verde Incentive Plan, and by this Agreement, the 2014 Palo Verde Incentive Plan is hereby amended to increase the award opportunity target to 65% of the Executive’s base salary.   Subject to the normal approval process by the Human Resources Committee of the Company’s Board of Directors, the award opportunity target shall be 65% of the Executive’s base salary under the Company’s Annual Incentive Award Plan for Palo Verde Employees for each of 2015 and 2016.
7.    Equity Awards. The equity awards that are expected to be granted by the Company to the Executive under the Pinnacle West Capital Corporation 2012 Long-Term Incentive Plan in

February 2015 and February 2016 shall have a grant date fair value of $600,000 for each year, subject to the normal approval process by the Human Resources Committee of the Company’s Board of Directors.
8.    Impact on 2008 Agreement and Supplemental Agreement. This Agreement supplements the 2008 Agreement and the Supplemental Agreement which otherwise remain in full force and effect.
9.    Status of Exhibit. Exhibit A is deemed to be a part of this Agreement as if fully set forth herein.
IN WITNESS WHEREOF, the Company and Executive have caused this Agreement to be executed as of the date set forth below.

ARIZONA PUBLIC SERVICE COMPANY

By: /s/ Donald E. Brandt
Its: Chief Executive Officer

December 14, 2014
Date

EXECUTIVE

/s/ Randall K. Edington
Randall K. Edington

December 14, 2014
Date

Exhibit A
SUPPLEMENTAL DEFERRED COMPENSATION PROGRAM
FOR RANDALL K. EDINGTON
1.    Purpose. By an Agreement executed on December 14, 2014 between Arizona Public Service Company (the “Company”) and Randall K. Edington (“Executive”), the Company agreed to establish a supplemental deferred compensation arrangement for the benefit of Executive (the “Supplemental Deferred Compensation Benefit”). The purpose of this document is to establish this arrangement through Discretionary Credits to accounts established for the benefit of Executive pursuant to the Deferred Compensation Plan of 2005 for Employees of Pinnacle West Capital Corporation and Affiliates (the “Deferred Compensation Plan”).
2.    Definitions. Defined terms used herein shall have the respective meanings ascribed to them in the Deferred Compensation Plan.
3.    Discretionary Credits. Four Discretionary Credits in the aggregate amount of $1,300,000 will be allocated to four Discretionary Credit Accounts (“Discretionary Credit Account A,” “Discretionary Credit Account B”, “Discretionary Credit Account C” and “Discretionary Credit Account D”) established for the benefit of Executive pursuant to Section 3.9 of the Deferred Compensation Plan. Discretionary Credit Account A shall be credited with $200,000 as of July 1, 2014. Discretionary Credit Account B shall be credited with $300,000 on January 1, 2015 and Discretionary Credit Account C shall be credited with $300,000 on January 1, 2016. Discretionary Credit Account D shall be credited with $500,000 as of September 30, 2014.
4.    Interest. The Discretionary Credit Accounts shall be credited with interest in accordance with Sections 3.5 and 3.7(a) of the Deferred Compensation Plan. Discretionary Credit Account A shall be credited with interest from July 1, 2014. Discretionary Credit Account B shall be credited with interest from January 1, 2015 and Discretionary Credit Account C shall be credited with interest from January 1, 2016. Discretionary Credit Account D shall be credited with interest from September 30, 2014.
5.    Vesting.
(a)Discretionary Credit Account A, Discretionary Credit Account B and Discretionary Credit Account C vest on June 30, 2016. If Executive Separates from Service prior to June 30, 2016, the amounts allocated to Discretionary Credit Account A, Discretionary Credit Account B and Discretionary Credit Account C will be forfeited; provided, however, that if Executive’s employment with the Company is involuntarily terminated by the Company without cause, Executive dies or Executive becomes Disabled prior to June 30, 2016, all amounts previously credited to Discretionary Credit Account A, Discretionary Credit Account B and Discretionary Credit Account C will be fully vested as of the date of the termination by the Company without cause, death or Disability as applicable.

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(b)Discretionary Credit Account D shall vest 180 days after the “Executive Termination Date,” provided that Palo Verde’s key regulatory and oversight evaluations and assessments have not declined during the period beginning September 30, 2014 and ending as of 180 days after the Executive Termination Date (the “Assessments Condition”). If (i) the Assessments Condition is not met, (ii) Executive’s employment is terminated for cause or (iii) the Executive Termination Date is prior to June 30, 2016, the amounts allocated to Discretionary Credit Account D will be forfeited; provided, however, that if Executive’s employment with the Company is involuntarily terminated by the Company without cause, Executive dies or Executive becomes Disabled, and the Assessments Condition is met, all amounts previously credited to Discretionary Credit Account D will be fully vested 180 days after the date of the Executive’s termination of employment due to any of such events.  For this purpose, the “Executive Termination Date” is the date on which Executive’s employment with the Company ceases, voluntarily or involuntarily.
For purposes of this document, “Disability” shall have the meaning ascribed to it in the Pinnacle West Capital Corporation Long-Term Disability Plan.
6.    Payment of Discretionary Credits. Executive’s vested interest in his Discretionary Credit Accounts will be paid to Executive (or to the Beneficiary designated by Executive pursuant to the Deferred Compensation Plan in the event of Executive’s death)  in installments over a period of 10 years following Executive’s Separation from Service in accordance with Sections 3.7 and 5.1 of the Deferred Compensation Plan.  As provided in the Deferred Compensation Plan, the first installment payment generally shall be made within 30 days following Executive’s Separation from Service, unless Executive is a Specified Employee on the date of his Separation from Service.  If Executive is a Specified Employee on the date of his Separation from Service, the payment of Executive’s vested interest in his Discretionary Credit Accounts may not commence prior to the first day of the seventh month following Executive’s Separation from Service.  In addition, if Executive is not a Specified Employee on the date of his Separation form Service, the first installment payment from Discretionary Credit Account D shall be made within 30 days following the date on which Discretionary Credit Account D vests in accordance with Section 5(b) of this document.  The Discretionary Credit Accounts may not be distributed as a Short‑Term Payout or due to an Unforeseeable Financial Emergency.
7.    Executive’s Plan Status. Regardless of whether Executive makes an Annual Deferral pursuant to the terms of the Deferred Compensation Plan for the relevant Plan Year, Executive shall be deemed to be a Participant in the Deferred Compensation Plan and to have elected to participate in the Deferred Compensation Plan for the limited purpose of receiving the Discretionary Credits described in this document. This document shall be deemed to be Executive’s Election Form with respect to the Discretionary Credits for purposes of Section 2.2 and Section 3.3 of the Deferred Compensation Plan.
8.    Relationship to Other Benefits. The Discretionary Credits allocated to Executive pursuant to this document shall not be taken into account as compensation or for purposes of determining any benefits due to Executive pursuant to the terms of any pension, retirement, savings, profit sharing, incentive, group insurance or other tax qualified or nonqualified benefit plan sponsored by the Company, Pinnacle West Capital Corporation or any affiliate of either. In addition,

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the amounts payable to Executive attributable to the Discretionary Credit Accounts established for Executive pursuant to the Deferred Compensation Plan shall be disregarded for purposes of the benefit plans referred to in the preceding sentence.
9.    Plan Document. As provided above, this document is entered into pursuant to the provisions of Section 3.9 of the Deferred Compensation Plan. Accordingly, except as otherwise set forth in this document, the provisions of the Deferred Compensation Plan shall apply in determining the rights of Executive as well as the administration of Executive’s Discretionary Credit Accounts. In cases of conflict, this document controls over any conflicting provisions of the Deferred Compensation Plan, except as may be required by Section 409A of the Internal Revenue Code or the provisions of any other applicable law or regulation.
10.    Amendments. This document may not be modified, altered or changed, except by a written agreement signed by the Company and Executive.
11.    Entire Agreement. This document and the Deferred Compensation Plan constitute the entire agreement between the Company and Executive regarding this Supplemental Deferred Compensation Arrangement.
12.    Severability. If any provision of this document is held to be invalid, the remaining provisions shall remain in full force and effect.

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